Exhibit 4.3

ACKNOWLEDGMENT

THIS ACKNOWLEDGMENT (this “Acknowledgment”) is dated July 2, 2009, and entered into by NEXTWAVE WIRELESS INC., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Company has entered into (i) the Registration Rights Agreement, dated as of October 9, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”; capitalized terms used herein but not defined herein shall have the meaning assigned to such terms in the Registration Rights Agreement), with Avenue AIV US, L.P. and Sola Ltd with respect to the Warrants issued to such persons pursuant to the Purchase Agreement, and (ii) the Second Lien Incremental Indebtedness Agreement, dated as of July 2, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Incremental Indebtedness Agreement”), with the purchasers party thereto (the “Purchasers”), NextWave Wireless LLC, a Delaware limited liability company (“NextWave Wireless LLC”), and the guarantors party thereto, and acknowledged by The Bank of New York Mellon, as Collateral Agent. Pursuant to the Incremental Indebtedness Agreement and the Purchase Agreement, NextWave Wireless LLC has agreed to sell, and the Purchasers have agreed to purchase, the Incremental Indebtedness Notes (as defined in the Incremental Indebtedness Agreement) and, pursuant to the Incremental Indebtedness Agreement, Company has agreed to issue certain warrants to the Purchasers (the “Incremental Indebtedness Warrants”).

WHEREAS, it is a condition precedent to the effectiveness of the Incremental Indebtedness Agreement that Company execute and deliver this Acknowledgment to the Purchasers.

ACKNOWLEDGMENT

1.     Company hereby acknowledges and agrees that (a) the term “Warrants” contained in the Registration Rights Agreement shall refer, collectively, to the Warrants (as defined in the Purchase Agreement) and the Incremental Indebtedness Warrants and (b) the Incremental Indebtedness Warrants and any shares of Common Stock of Company acquired by the Purchasers pursuant thereto shall be entitled to the benefits, and subject to the provisions, of the Registration Rights Agreement as if included therein as of the date thereof.

2.         No amendment, modification, termination or waiver of any provision of this Acknowledgment shall in any event be effective without the written concurrence of the Purchasers. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

3.         This Acknowledgment and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

4.         THIS ACKNOWLEDGMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[signature follows]

Registration Rights Agreement Acknowledgment

IN WITNESS WHEREOF, Company has caused this Acknowledgment to be executed on the day and year first written above.

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
	Name:	Frank A. Cassou
	Title:	Executive Vice President and Secretary

Signature Page to Acknowledgment to Registration Rights Agreement